Exhibit 99.1

Health Care Products Division of Hi-Tech Pharmacal Receives FDA Warning Letter
Related to Labeling Statements on Certain OTC Products

Amityville, NY - July 24, 2013 - Hi-Tech Pharmacal Co., Inc. (NASDAQ: HITK) announced today that its Health Care Products Over The Counter (OTC) division received a Warning Letter from Food and Drug Administration (FDA) dated July 15, 2013. The Warning Letter is related to certain statements that appear on labeling of Diabeti-Derm® Antifungal Cream, Zostrix® Diabetic Foot Pain Relief Cream and Zostrix® Diabetic Joint & Arthritis Pain Relief Cream. HCP intends to fully comply with the requirements set forth in the Warning Letter. The products that are the subject of the Warning Letter had Net Sales of approximately $1.1 million in fiscal 2013.

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing generic and branded prescription and OTC products. The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company’s Health Care Products Division is a leading developer and marketer of branded OTC products for the diabetes marketplace. Hi-Tech’s ECR Pharmaceuticals subsidiary markets branded prescription products.

This press release contains certain future projections and forward-looking statements (statements which are not historical facts) with respect to the anticipated future performance of Hi-Tech made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such future projections and forward-looking statements are not assurances, promises or guarantees and investors are cautioned that all future projections and forward-looking statements involve significant business, economic and competitive risks and uncertainties, many of which are beyond Hi-Tech's ability to control or estimate precisely, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, the regulatory environment, including without limitation, reliance on key strategic alliances, availability of raw materials, fluctuations in operating results, loss of customers or employees, the possibility that legal proceedings may be instituted against Hi-Tech and other results and other risks detailed from time to time in Hi-Tech’s filings with the Securities and Exchange Commission. The actual results will vary from the projected results and such variations may be material. These statements are based on management's current expectations and assumptions concerning the future performance of Hi-Tech and are naturally subject to uncertainty and changes in circumstances. No representations or warranties are made as to the accuracy or completeness of any of the information contained herein, including, but not limited to, any assumptions or projections contained herein or forward-looking statements based thereon. We caution you not to place undue reliance upon any such forward-looking statements which speak only as of the date made, except to the extent specifically dated as of an earlier date. Hi-Tech is under no obligation, and expressly disclaims any such obligation, to update, alter or correct any inaccuracies herein, whether as a result of new information, future events or otherwise.

Source: Hi-Tech Pharmacal Co., Inc.

Hi-Tech Pharmacal Co., Inc.
Bill Peters, (631) 789-8228
CFO